UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	October 7, 2010

SEMPRA ENERGY
(Exact name of registrant as specified in its charter)

CALIFORNIA	1-14201	33-0732627
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 ASH STREET, SAN DIEGO, CALIFORNIA	92101
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(619) 696-2034

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 8.01.  Other Events

On October 7, 2010, RBS Sempra Commodities, a joint venture of Sempra Energy and The Royal Bank of Scotland, entered into an agreement to sell most of its remaining assets to JP Morgan Ventures Energy Corp., a unit of JP Morgan Chase & Co., for approximately $220 million.  The completion of the sale will require regulatory approval from the Federal Energy Regulatory Commission and is expected to close in the fourth quarter 2010.

The assets to be sold include the joint venture’s wholesale natural gas and power trading agreements, as well as over-the-counter and exchange-traded transactions, with counterparties across North America.  The counterparties are natural gas producers, pipeline and storage providers, power plants, regasification facilities, utilities and municipal customers.

The sale, together with previously announced sales, will complete the divestiture of the last of the joint venture’s principal assets.

 In July 2010, the joint venture completed the first phase of its divestiture program with the sale of its global metals and oil businesses and its European natural gas and power businesses to JP Morgan Chase & Co.

In September 2010, the joint venture entered into an agreement to sell its Sempra  Energy Solutions unit to Noble Group Ltd.    That sale also is expected to close in the fourth quarter 2010.

As previously reported, Sempra Energy expects its share of the proceeds from the sale of all of the joint venture’s businesses and related cash distributions to total $1.8 billion to $1.9 billion. This includes approximately $1.3 billion expected from the announced transactions, plus $500 million to $600 million consisting primarily of cash and accounts receivable, as well as net margin that is expected to be collected as customers are transferred to JP Morgan. The transfer of all accounts to JP Morgan will be done as soon as possible, but is expected to continue into 2011.

Cash distributions from RBS Sempra Commodities are net of expected transition costs and are not expected to fully recover the goodwill included in the carrying value of Sempra Energy’s investment in the joint venture.  Accordingly, Sempra Energy expects third-quarter 2010 earnings to reflect a reduction in its investment in RBS Sempra Commodities, resulting in an after-tax charge ranging from $50 million to $150 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMPRA ENERGY
(Registrant)

Date: October 7, 2010	By: /s/ Joseph A. Householder
Joseph A. Householder Senior Vice President, Controller and Chief Accounting Officer